Exhibit 99.1

FOR IMMEDIATE RELEASE

Date:	October 21, 2019
Contact:	Kevin McPhaill, President/CEO
Phone:	(559) 782‑4900 or (888) 454‑BANK
Website Address:	www.sierrabancorp.com

SIERRA BANCORP REPORTS EARNINGS

Porterville, CA – October 21, 2019 – Sierra Bancorp (Nasdaq: BSRR), parent of Bank of the Sierra, today announced its unaudited financial results for the three- and nine-month periods ended September 30, 2019.   Sierra Bancorp reported consolidated net income of $8.952 million for the third quarter of 2019,  representing an increase of $1.881 million, or 27%, relative to the third quarter of 2018.   The favorable variance in net income came from the positive impact of a higher average balance of interest-earning assets,  an increase in noninterest income,  reduced overhead expenses, and a lower loan loss provision.   The Company’s return on average assets was 1.36% in the third quarter of 2019, return on average equity was 11.78%, and diluted earnings per share were $0.58.

For the first nine months of 2019 the Company recognized net income of $26.676 million, which reflects an increase of 23% relative to the same period in 2018.  The Company’s financial performance metrics for the year-to-date period include an annualized return on average equity of 12.33%, a return on average assets of 1.40%, and diluted earnings per share of $1.73.

Assets totaled $2.636 billion at September 30, 2019, representing an increase of $113 million, or 4%, for the first nine months of the year.   The increase in assets resulted from a higher level of outstanding balances on mortgage warehouse lines and growth in investment securities, partially offset by runoff in real estate loans and commercial loans.   Gross loans grew to $1.798 billion at September 30, 2019,  for an increase of $66 million, or 4%, for the first nine months of the year.  Total nonperforming assets increased by over $1 million, or 20%, during the first nine months of 2019 due to the downgrade of a $2.8 million loan in the third quarter.   Deposits totaled $2.196 billion at September 30, 2019, representing a year-to-date organic increase of $80 million, or 4%, while non-deposit borrowings were reduced by $5 million.

“I’ve always believed that if you put in the work, the results will come.  I don’t do things half-heartedly.  Because I know if I do, then I can expect half-hearted results.”

–  Michael Jordan

“We are pleased to report strong earnings for the third quarter along with solid organic deposit growth for the year-to-date period.  Moreover, while real estate and commercial loan growth remain challenging for us, we were able to increase total loans by boosting utilization on mortgage warehouse lines,” stated Kevin McPhaill, President and CEO.  “Our team throughout the Bank is focused on business development and process improvement, which is most immediately evident in an improved efficiency ratio and solid earnings,” he noted further.  “While it appears that near-term loan growth may be subdued, at best, I believe that our hard work and dedication should contribute to sound results for the remainder of the year and provide a solid foundation for future growth,” McPhaill concluded.

Sierra Bancorp Financial Results

October 21, 2019

Financial Highlights

As noted above, net income increased by $1.881 million, or 27%, for the third quarter of 2019 relative to the third quarter of 2018, and by $4.903 million, or 23%, for the first nine months of 2019 as compared to the same period in 2018.  Significant variances in the components of pre-tax income and in our provision for income taxes, including some items of a nonrecurring nature, are noted below.

Net interest income increased by $599,000, or 3%, for the third quarter of 2019 over the third quarter of 2018 and $4.211 million, or 6%, for the first nine months of 2019 relative to the same period in 2018.  The increase for the third quarter is due to growth in average interest-earning assets totaling $158 million, or 7%,  partially offset by an 18 basis point drop in our net interest margin.  Organic growth in the average balances of mortgage warehouse loans, real estate loans and investments contributed to the increase in average earning assets.  However, our net interest margin was negatively impacted by the following factors:  A shift in our earning asset mix into lower-yielding loans and investments; aggressive pricing instituted on mortgage warehouse lines to encourage increased line utilization; higher rates paid on time deposits and brokered deposits; and, a shift in the mix of our interest-bearing liabilities toward higher-cost funding sources.  The improvement in net interest income for the comparative year-to-date periods resulted from an increase of  $156 million, or 7%, in average interest-earning assets that was partially offset by a  four basis point decline in our net interest margin.  As noted, our net interest margin has been unfavorably impacted in recent periods by market factors and competitive forces.   Moreover, discount accretion on loans from whole-bank acquisitions enhanced our net interest margin by three basis points in the third quarter of 2019 as compared to eight basis points in the third quarter 2018, and four basis points for the first nine months of 2019 relative to eight basis points in the first nine months of 2018.

The Company recorded a  loan loss provision of $1.350 million in the third quarter of 2019 relative to a provision of $2.450 million in the third quarter of 2018, and the year-to-date loan loss provision totaled $2.050 million in 2019 as compared to $2.950 million in 2018.   The 2019 provision was deemed necessary subsequent to our determination of the appropriate level for our allowance for loan and lease losses, taking into consideration overall credit quality, growth in outstanding loan balances, and reserves required for specifically identified impaired loan balances, including close to $900,000 set aside for a $2.8 million loan that was placed on non-accrual status shortly before the end of the third quarter.  The reserves for that particular loan include approximately $500,000 for past-due property taxes that the Company will be required to pay should it ultimately foreclose on the office building securing the loan.    Our year-to-date 2018 provision included the establishment of a $1.9 million reserve for a $10 million loan participation that was placed on non-accrual status during the third quarter of 2018.

Total noninterest income reflects increases of $146,000, or 3%, for the quarterly comparison and $1.346 million, or 8% for the year-to-date period.  The comparative results include higher deposit service charges and an increase in debit card interchange income.  Those increases were augmented by favorable swings in BOLI income, which was up by $150,000, or 34%, for the third quarter and $551,000, or 52%, for the comparative year-to-date periods due to fluctuations in income on BOLI associated with deferred compensation plans.    The year-to-date increase in noninterest income was also enhanced by nonrecurring gains recorded in the second quarter of 2019, including $232,000 from the write up of certain restricted stock pursuant to a periodic assessment of its market value, and $100,000 from the wrap-up of a low-income housing tax credit fund investment.    The increases within noninterest income were partially offset by a $278,000 valuation reduction recorded on a limited partnership investment in the third quarter of 2019.

Total noninterest expense was reduced by $719,000, or 4%, in the third quarter of 2019 relative to the third quarter of 2018, and by $391,000, or 1%, in the first nine months of 2019 as compared to the first nine months of 2018.    Compensation costs were roughly the same for the respective comparative periods, as selective staff reductions offset increases stemming from a drop in our deferral of loan origination salaries, pursuant to lower loan origination activity, and salary adjustments in the normal course of business.  However, occupancy expense declined by $200,000, or 7%, for the third quarter and $188,000, or 3%, for the year-to-date comparison.  Other noninterest expense also reflects reductions of $489,000, or 8%, for the quarterly comparison and $230,000, or 1%, for the first nine months.  The variances within that category include the offset of the Company’s FDIC assessment for the third quarter of 2019 resulting from the application of small-bank assessment credits provided by the FDIC.  It is expected that the Company’s assessment credit will entirely offset its quarterly FDIC assessments in the fourth quarter of 2019 and the first quarter of 2020, as well.  The variances also include a  $72,000 reduction in net OREO expense for the quarter, and an increase of

Sierra Bancorp Financial Results

October 21, 2019

$335,000 in OREO expense for the first nine months.  The reduction for the quarter resulted from gains recorded on the sale of OREO in the third quarter of 2019,  while the increase for the first nine months was driven by a sizeable nonrecurring OREO gain that helped offset expenses in the second quarter of 2018.  Furthermore, the year-to-date variance was favorably impacted by nonrecurring acquisition costs totaling  $449,000 in the first nine months of 2018.  The year-to-date variance was also affected by a $148,000 increase in deferred compensation expense for directors, which is linked to the increase in BOLI income.  There were several other expense reductions across a number of categories, for both the quarter and first nine months.  The Company’s provision for income taxes was 24.2% of pre-tax income in the third quarter of 2019 relative to 23.5% in the third quarter of 2018, and 24.9% of pre-tax income for the first nine months of 2019 relative to 24.1% for the same period in 2018.

Balance sheet changes during the first nine months of 2019 include an increase in total assets of $113 million, or 4%, due to growth in mortgage warehouse loans and investments, partially offset by real estate and commercial loan runoff.   Gross loans were up by $66 million, or 4%, due to an increase of $125 million in mortgage warehouse loans, which were up as the result of market factors favorably impacting mortgage origination and refinancing activity, heightened business development efforts, and pricing adjustments.  Non-agricultural real estate loans, on the other hand, declined by $39 million, agricultural loans are down $7 million, commercial and industrial loans fell by $12 million, and consumer loans declined slightly.  While we have recently implemented process improvements and pricing adjustments to help stimulate loan growth, no  assurance can be provided with regard to future growth for the following reasons:  Loan payoffs have occurred at relatively high levels in recent periods, mortgage warehouse loan volumes are difficult to predict,  the number of lending opportunities which meet our credit criteria has declined, and competition remains intense.   Other assets increased by $4 million, or 3%,  due to $9 million in operating lease assets booked at the beginning of 2019 pursuant to our adoption of FASB ASU 2016‑02, partially offset by our first quarter 2019 collection of a receivable established at the end of 2018 for expected proceeds from the sale of a large foreclosed property.

Total nonperforming assets, comprised of non-accrual loans and foreclosed assets, increased by $1.2 million, or 20%, during the first nine months of 2019.  The increase resulted from the aforementioned $2.8 million commercial real estate loan which was placed on nonaccrual status in the third quarter, partially offset by the impact of net loan charge-offs and our continued efforts to sell OREO and resolve nonperforming loan balances.   The Company’s ratio of nonperforming assets to loans plus foreclosed assets increased to 0.42% at September 30, 2019 from 0.36% at December 31, 2018.   All of the Company’s impaired assets are periodically reviewed, and are either well-reserved based on current loss expectations, or are carried at the fair value of the underlying collateral net of expected disposition costs.

The Company’s allowance for loan and lease losses was $11.200 million at September 30, 2019,  as compared to $9.750 million at December 31, 2018.   The increase resulted from the addition of a $2.050 million loan loss provision in the first nine months of 2019, less $600,000 in net loan balances charged off during the period.   Because the percentage increase in the allowance exceeded the rate of loan growth for the period, the allowance increased to 0.62% of total loans at September 30, 2019 from 0.56% at December 31, 2018.   With the exception of the establishment of a reserve for the large loan that was placed on nonaccrual status in the third quarter, it should be noted that our need for reserves in recent periods has benefitted from overall credit quality improvement.  It has also been favorably impacted by acquired loans, which were booked at their fair values on the acquisition dates and thus did not initially require a loan loss allowance, as well as a relatively low level of loss reserves allocated to mortgage warehouse loans resulting from the fact that we have not experienced any losses in that portfolio segment.   Management’s detailed analysis indicates that the Company’s allowance for loan and lease losses should be sufficient to cover credit losses inherent in loan and lease balances outstanding as of September 30, 2019, but no assurance can be given that the Company will not experience substantial future losses relative to the size of the allowance.

Deposit balances reflect growth of $80 million, or 4%, during the first nine months of 2019.   Core non-maturity deposits increased by $37 million, or 2%, while customer time deposits increased by $43 million, or 9%.   Junior subordinated debentures increased slightly from accretion of the discount on trust-preferred securities, and other non-deposit borrowings were reduced by $5 million, or 7%.   Other liabilities increased by $8 million, or 32%, due in large part to a liability for future operating lease payments that was set up in conjunction with the operating lease asset noted above.

Sierra Bancorp Financial Results

October 21, 2019

Total capital of $303 million at September 30, 2019 reflects  an increase of $30 million, or 11%, relative to year-end 2018 due to capital from the addition of net income, a $13 million favorable swing in accumulated other comprehensive income/loss, and stock options exercised, net of $8.4 million in dividends paid.   There were share repurchases totaling 54,579 shares at a weighted average cost of $25.16 per share executed by the Company during the third quarter of 2019.

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is in its 42nd year of operations and is the largest independent bank headquartered in the South San Joaquin Valley.   Bank of the Sierra is a community-centric regional bank, which offers a broad range of retail and commercial banking services through full-service branches located within the counties of Tulare, Kern, Kings, Fresno, Los Angeles, Ventura, San Luis Obispo and Santa Barbara.   The Bank also maintains an online branch, and provides specialized lending services through an agricultural credit center and an SBA center.   In 2019, Bank of the Sierra was recognized as one of the strongest and top-performing community banks in the country with a 5‑star rating from Bauer Financial.

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Readers are cautioned not to unduly rely on forward looking statements.  Actual results may differ from those projected.  These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and local economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology, the success of acquisitions and branch expansion, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings, including the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recent Form 10‑K and Form 10‑Q.

Sierra Bancorp Financial Results

October 21, 2019

STATEMENT OF CONDITION
(balances in $000's, unaudited)
			Sep '19 vs		Sep '19 vs		Sep '19 vs
ASSETS	9/30/2019	6/30/2019	Jun '19	12/31/2018	Dec '18	9/30/2018	Sep '18
Cash and Due from Banks	$ 80,689	$ 67,790	+19%	$ 74,132	+9%	$ 65,039	+24%
Investment Securities	599,906	577,266	+4%	560,479	+7%	548,815	+9%

Real Estate Loans (non-Agricultural)	1,263,136	1,285,557	-2%	1,302,389	-3%	1,258,191	0%
Agricultural Real Estate Loans	144,618	152,619	-5%	151,541	-5%	146,485	-1%
Agricultural Production Loans	49,105	51,509	-5%	49,103	0%	52,265	-6%
Comm'l & Industrial Loans & Leases	115,737	124,974	-7%	128,220	-10%	134,171	-14%
Mortgage Warehouse Lines	216,913	154,954	+40%	91,813	+136%	94,348	+130%
Consumer Loans	8,151	8,286	-2%	8,862	-8%	9,049	-10%
Gross Loans & Leases	1,797,660	1,777,899	+1%	1,731,928	+4%	1,694,509	+6%
Deferred Loan & Lease Fees	2,946	2,831	+4%	2,602	+13%	2,603	+13%
Loans & Leases Net of Deferred Fees	1,800,606	1,780,730	+1%	1,734,530	+4%	1,697,112	+6%
Allowance for Loan & Lease Losses	(11,200)	(9,883)	+13%	(9,750)	+15%	(9,463)	+18%
Net Loans & Leases	1,789,406	1,770,847	+1%	1,724,780	+4%	1,687,649	+6%

Bank Premises & Equipment	27,988	28,385	-1%	29,500	-5%	29,998	-7%
Other Assets	137,971	132,744	+4%	133,611	+3%	131,539	+5%
Total Assets	$ 2,635,960	$ 2,577,032	+2%	$ 2,522,502	+4%	$ 2,463,040	+7%

LIABILITIES & CAPITAL
Noninterest Demand Deposits	$ 685,528	$ 658,900	+4%	$ 662,527	+3%	$ 685,941	0%
Int-Bearing Transaction Accounts	545,100	570,762	-4%	535,726	+2%	545,442	0%
Savings Deposits	287,774	289,872	-1%	283,953	+1%	299,650	-4%
Money Market Deposits	124,553	117,010	+6%	123,807	+1%	137,649	-10%
Customer Time Deposits	503,252	492,554	+2%	460,327	+9%	397,371	+27%
Wholesale Brokered Deposits	50,000	50,000	0%	50,000	0%	40,000	+25%
Total Deposits	2,196,207	2,179,098	+1%	2,116,340	+4%	2,106,053	+4%

Junior Subordinated Debentures	34,901	34,856	0%	34,767	0%	34,722	+1%
Other Interest-Bearing Liabilities	67,357	32,667	+106%	72,459	-7%	32,622	+106%
Total Deposits & Int.-Bearing Liabilities	2,298,465	2,246,621	+2%	2,223,566	+3%	2,173,397	+6%

Other Liabilities	34,142	33,559	+2%	25,912	+32%	26,435	+29%
Total Capital	303,353	296,852	+2%	273,024	+11%	263,208	+15%
Total Liabilities & Capital	$ 2,635,960	$ 2,577,032	+2%	$ 2,522,502	+4%	$ 2,463,040	+7%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero

Sierra Bancorp Financial Results

October 21, 2019

GOODWILL & INTANGIBLE ASSETS
(balances in $000's, unaudited)			Sep '19 vs		Sep '19 vs		Sep '19 vs
	9/30/2019	6/30/2019	Jun '19	12/31/2018	Dec '18	9/30/2018	Sep '18
Goodwill	$ 27,357	$ 27,357	0%	$ 27,357	0%	$ 27,357	0%
Core Deposit Intangible	5,650	5,918	-5%	6,455	-12%	6,724	-16%
Total Intangible Assets	$ 33,007	$ 33,275	-1%	$ 33,812	-2%	$ 34,081	-3%

CREDIT QUALITY
(balances in $000's, unaudited)			Sep '19 vs		Sep '19 vs		Sep '19 vs
	9/30/2019	6/30/2019	Jun '19	12/31/2018	Dec '18	9/30/2018	Sep '18
Non-Accruing Loans	$ 6,719	$ 4,120	+63%	$ 5,156	+30%	$ 10,960	-39%
Foreclosed Assets	762	770	-1%	1,082	-30%	2,212	-66%
Total Nonperforming Assets	$ 7,481	$ 4,890	+53%	$ 6,238	+20%	$ 13,172	-43%

Performing TDR's (not incl. in NPA's)	$ 9,067	$ 9,246	-2%	$ 10,920	-17%	$ 11,290	-20%

Non-Perf Loans to Gross Loans	0.37%	0.23%		0.30%		0.65%
NPA's to Loans plus Foreclosed Assets	0.42%	0.27%		0.36%		0.78%
Allowance for Ln Losses to Loans	0.62%	0.56%		0.56%		0.56%

SELECT PERIOD-END STATISTICS
(unaudited)
	9/30/2019	6/30/2019		12/31/2018		9/30/2018
Shareholders Equity / Total Assets	11.5%	11.5%		10.8%		10.7%
Gross Loans / Deposits	81.9%	81.6%		81.8%		80.5%
Non-Int. Bearing Dep. / Total Dep.	31.2%	30.2%		31.3%		32.6%

Sierra Bancorp Financial Results

October 21, 2019

CONSOLIDATED INCOME STATEMENT
(in $000's, unaudited)	Qtr Ended:		3Q19 vs	Qtr Ended:	3Q19 vs	Nine Months Ended:		YTD19 vs
	9/30/2019	6/30/2019	2Q19	9/30/2018	3Q18	9/30/2019	9/30/2018	YTD18
Interest Income	$27,901	$27,788	0%	$26,236	+6%	$83,172	$74,596	+11%
Interest Expense	3,526	3,589	-2%	2,460	+43%	10,625	6,260	+70%
Net Interest Income	24,375	24,199	+1%	23,776	+3%	72,547	68,336	+6%

Provision for Loan & Lease Losses	1,350	400	+238%	2,450	-45%	2,050	2,950	-31%
Net Int after Provision	23,025	23,799	-3%	21,326	+8%	70,497	65,386	+8%

Service Charges	3,292	3,151	+4%	3,208	+3%	9,386	9,181	+2%
BOLI Income	590	127	+365%	440	+34%	1,617	1,066	+52%
Gain (Loss) on Investments	-	22	-100%	1	-100%	29	2	+1350%
Other Noninterest Income	1,987	2,555	-22%	2,074	-4%	6,599	6,036	+9%
Total Noninterest Income	5,869	5,855	0%	5,723	+3%	17,631	16,285	+8%

Salaries & Benefits	8,784	8,994	-2%	8,814	0%	27,021	26,994	0%
Occupancy Expense	2,485	2,450	+1%	2,685	-7%	7,296	7,484	-3%
Other Noninterest Expenses	5,819	6,212	-6%	6,308	-8%	18,280	18,510	-1%
Total Noninterest Expense	17,088	17,656	-3%	17,807	-4%	52,597	52,988	-1%

Income Before Taxes	11,806	11,998	-2%	9,242	+28%	35,531	28,683	+24%
Provision for Income Taxes	2,854	3,169	-10%	2,171	+31%	8,855	6,910	+28%
Net Income	$8,952	$8,829	+1%	$7,071	+27%	$26,676	$21,773	+23%

TAX DATA
Tax-Exempt Muni Income	$1,160	$1,072	+8%	$1,006	+15%	$3,276	$3,040	+8%
Interest Income - Fully Tax Equivalent	$28,209	$28,073	0%	$26,503	+6%	$84,043	$75,404	+11%

NET CHARGE-OFFS	$33	$(45)	NM	$2,123	-98%	$600	$2,530	-76%

Note:  An "NM" designation indicates that the percentage change is "Not Meaningful", likely due to the fact that numbers for the comparative periods are of opposite signs or because the denominator is zero.

Sierra Bancorp Financial Results

October 21, 2019

PER SHARE DATA
(unaudited)	Qtr Ended:		3Q19 vs	Qtr Ended:	3Q19 vs	Nine Months Ended:		YTD19 vs
	9/30/2019	6/30/2019	2Q19	9/30/2018	3Q18	9/30/2019	9/30/2018	YTD18
Basic Earnings per Share	$ 0.58	$ 0.58	0%	$ 0.46	+26%	$ 1.74	$ 1.43	+22%
Diluted Earnings per Share	$ 0.58	$ 0.57	+2%	$ 0.46	+26%	$ 1.73	$ 1.41	+23%
Common Dividends	$ 0.19	$ 0.18	+6%	$ 0.16	+19%	$ 0.55	$ 0.48	+15%

Wtd. Avg. Shares Outstanding	15,318,580	15,329,907	0%	15,267,587	0%	15,320,041	15,251,746	0%
Wtd. Avg. Diluted Shares	15,434,788	15,458,320	0%	15,444,406	0%	15,449,340	15,428,465	0%

Book Value per Basic Share (EOP)	$ 19.85	$ 19.36	+3%	$ 17.23	+15%	$ 19.85	$ 17.23	+15%
Tangible Book Value per Share (EOP)	$ 17.69	$ 17.19	+3%	$ 15.00	+18%	$ 17.69	$ 15.00	+18%

Common Shares Outstanding (EOP)	15,284,491	15,332,550	0%	15,277,710	0%	15,284,491	15,277,710	0%

KEY FINANCIAL RATIOS
(unaudited)	Qtr Ended:			Qtr Ended:		Nine Months Ended:
	9/30/2019	6/30/2019		9/30/2018		9/30/2019	9/30/2018
Return on Average Equity	11.78%	12.27%		10.66%		12.33%	11.23%
Return on Average Assets	1.36%	1.39%		1.15%		1.40%	1.22%
Net Interest Margin (Tax-Equiv.)	4.09%	4.21%		4.27%		4.20%	4.24%
Efficiency Ratio (Tax-Equiv.)	55.64%	58.17%		59.59%		57.51%	61.82%
Net C/O's to Avg Loans (not annualized)	0.00%	0.00%		0.13%		0.03%	0.16%

Sierra Bancorp Financial Results

October 21, 2019

AVERAGE BALANCE SHEET, INTEREST INCOME/EXPENSE, & YIELD/RATE
(balances in $000's, unaudited)	For the quarter ended			For the quarter ended			For the quarter ended
	September 30, 2019			June 30, 2019			September 30, 2018
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets
Investments:
Federal funds sold/int-earning due from's	$ 23,447	$ 139	2.35%	$ 18,795	$ 115	2.45%	$ 4,009	$ 24	2.38%
Taxable	426,523	2,484	2.31%	425,498	2,591	2.44%	421,715	2,382	2.24%
Non-taxable	169,109	1,160	3.44%	149,555	1,072	3.64%	140,315	1,006	3.60%
Total investments	619,079	3,783	2.62%	593,848	3,778	2.74%	566,039	3,412	2.58%

Loans and Leases:
Real estate	1,425,093	19,858	5.53%	1,459,871	20,098	5.52%	1,387,049	18,904	5.41%
Agricultural Production	50,394	753	5.93%	51,285	793	6.20%	52,761	782	5.88%
Commercial	117,414	1,461	4.94%	120,081	1,537	5.13%	123,467	1,544	4.96%
Consumer	8,467	354	16.59%	8,661	292	13.52%	9,576	327	13.55%
Mortgage warehouse lines	169,786	1,646	3.85%	98,249	1,239	5.06%	93,372	1,227	5.21%
Other	2,458	46	7.42%	3,426	51	5.97%	2,635	40	6.02%
Total loans and leases	1,773,612	24,118	5.39%	1,741,573	24,010	5.53%	1,668,860	22,824	5.43%
Total interest earning assets	2,392,691	$ 27,901	4.68%	2,335,421	$ 27,788	4.82%	2,234,899	$ 26,236	4.70%
Other earning assets	12,743			12,505			10,496
Non-earning assets	199,447			204,491			202,532
Total assets	$ 2,604,881			$ 2,552,417			$ 2,447,927

Liabilities and shareholders' equity
Interest bearing deposits:
Demand deposits	$ 115,971	$ 87	0.30%	$ 120,018	$ 88	0.29%	$ 122,543	$ 94	0.30%
NOW	446,974	133	0.12%	437,040	134	0.12%	432,197	120	0.11%
Savings accounts	290,221	79	0.11%	289,767	77	0.11%	303,468	81	0.11%
Money market	120,196	53	0.17%	123,482	43	0.14%	144,975	30	0.08%
Time Deposits	499,572	2,367	1.88%	489,486	2,467	2.02%	390,396	1,499	1.52%
Wholesale Brokered Deposits	44,946	264	2.33%	47,890	284	2.38%	20,217	99	1.94%
Total interest bearing deposits	1,517,880	2,983	0.78%	1,507,683	3,093	0.82%	1,413,796	1,923	0.54%
Borrowed funds:
Junior Subordinated Debentures	34,876	453	5.15%	34,830	470	5.41%	34,696	451	5.16%
Other Interest-Bearing Liabilities	37,092	90	0.96%	22,546	26	0.46%	29,314	86	1.16%
Total borrowed funds	71,968	543	2.99%	57,376	496	3.47%	64,010	537	3.33%
Total interest bearing liabilities	1,589,848	$ 3,526	0.88%	1,565,059	$ 3,589	0.92%	1,477,806	$ 2,460	0.66%
Demand deposits - Noninterest bearing	668,139			655,136			678,154
Other liabilities	45,488			43,550			28,853
Shareholders' equity	301,406			288,672			263,114
Total liabilities and shareholders' equity	$ 2,604,881			$ 2,552,417			$ 2,447,927

Interest income/interest earning assets			4.68%			4.82%			4.70%
Interest expense/interest earning assets			0.59%			0.61%			0.43%
Net interest income and margin		$ 24,375	4.09%		$ 24,199	4.21%		$ 23,776	4.27%
NOTE: Where impacted by non-taxable income, yields and net interest margins have been computed on a tax equivalent basis utilizing a 21% tax rate

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